PrimeTrust

API TECHNOLOGY AGREEMENT
ACCOUNT FORM

For all services provided by Prime Trust which are accessible via the Prime Trust Application Programming Interfaces (API's), including payment processing, compliance, custody, escrow, trust, records retention, tax materials preparation and reporting services for exchanges, securities issuers, real-estate syndicators, crowdfunding platforms, stablecoins, asset-backed tokens, OTC trading systems, funding platforms, investment advisers, brokers, agents and other persons.

This API TECHNOLOGY AGREEMENT, which consists of this account form (the "Account Form") and the associated Terms and Conditions, attached hereto as Exhibit A (the "Terms and Conditions"), is made and entered into as of ________ 2/2/2019 (the "Effective Date") by and between Delta Box OU Branch Office: Proof Suite ("Integrator", "you", "your") and Prime Trust, LLC ("Prime Trust", "we", "our", or "us").

RECITALS

WHEREAS, Prime Trust is a chartered Nevada trust company that provides various trust and custody services; and,

WHEREAS, Prime Trust has created and maintains proprietary tools and technology, negotiated third-party integrations, and operational processes to provide certain back-end tools, technology and compliance services (the "Service" or "Services") to integrators and others who assist businesses in the services that they provide to their customers; and,

WHEREAS, Ternio is a financial technology company offering whitelabel technology services for enterprise customers and digital asset organisations with products such as BlockCard.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties have agreed to this API Technology Agreement (this "Agreement") in order to memorialize the terms and conditions on which Prime Trust will provide Services to Integrator. Our Services are conditioned upon Integrator's acceptance and compliance with the terms of this Agreement.

The parties hereby agree as follows:

1. Financial Technology and Services

Prime Trust shall provide the Services to Integrator subject to the Terms and Conditions contained in the attached Exhibit A. Such Services may include but are not limited to various types of trust and custodial accounts, escrow services for initial and secondary offerings (and subsequent transactions), transaction engines, funds processing, execution of token purchases and sales for customers, KYC, AML and Bad Actor checks.

2. Fees

Integrator shall pay a one-time account setup fee of $25,000 due based upon signing this agreement with a rebate program valid for the first twelve months of the agreement (2.1), and a monthly services fee of $1,000 that can be waived with a credit/debit card transaction volume of at least $1M. A grace period for the monthly service fees of three (3) months will be provided, with minimum commitments starting on the fourth (4th) month after the delivery of production API keys. There will be no other fees charged to Integrator for API access or integration, though Prime Trust may charge Integrator for excessive engineering support or for any customized tools and API endpoints.

2.1 Rebate Program for Account Setup Fee

i. If $10mn usd per month is held on deposit for 3 consecutive months, then Integrator will be rebated $25,000 usd in next billing cycle

ii. If $7.5mn usd per month is held on deposit for at least 3 months, then Integrator will be rebated $15,000 usd in next billing cycle

iii. If $5mn usd per month is held on deposit for at least 3 months, then Integrator will be rebated $10,000 usd in next billing cycle

Note: A sum total not exceeding $25,000 usd can be rebated as part of this agreement.

Agreed as of the date first written above, by and between:

Integrator:

Name, Title:
Daniel Gouldman, CEO

Prime Trust:

Scott Purcell, CEO

Account Setup & Monthly Fee Payment Instructions:

Wires:
Pacific Mercantile Bank
ABA: XXXXXXXXX
Cr: Prime Trust
Account Number: XXXXXXX
Ref: Your company name
SWIFT: XXXXXXXX

eCheck (ACH): (please complete)

Bank Routing Number:________________________
Company Name:____________________________
Bank Account Number:_______________________

ETH: 0x9416fd2bc773C85A65d699cA9fC9525F1424Df94

BTC: 1PvAN8hYP56Woqbc9Twg9aJD74SkLEGXyM

PrimeTrust

EXHIBIT A

API TECHNOLOGY AGREEMENT
TERMS AND CONDITIONS

1. DEFINITIONS. For purposes of this Agreement, terms not otherwise defined herein shall have the following meaning:

1.1 "Account Form" means the API Technology Agreement Account Form executed by all parties.

1.2 "Agreement" means this API Technology Agreement, which consists of the Account Form and this Exhibit A Terms and Conditions.

1.3 "AML" means anti-money laundering, PATRIOT Act, and other checks are required by regulators on all persons sending and receiving money.

1.4 "Integrator" means the company and any related party, subsidiary, agent, representative, successor in interest, or other person or entity acting on behalf of or in place of the person or entity who is using (or enabling the use of) technology pursuant to this Agreement.

1.5 "Integrator Materials" means all data, information, works of authorship, inventions, drawings, logos, software code or other materials provided by Integrator to Prime Trust.

1.6 "Investor" means a Person that commits to purchase equity or debt securities of an Issuer in an Offering.

1.7 "IP" has the meaning set forth in Section 9.2

1.8 "Issuer" means a company who is raising capital by offering its utility tokens or securities for sale via the Integrator and which uses the Services.

1.9 "KYC" means confirming a customer's identity ("Know Your Customer").

1.10 "Offering" means a securities, digital asset or other type of offering by an Issuer to raise funds from Investors and/or other persons offer by or through Instigator.

1.11 "Person" means any individual, company (whether general or limited), limited liability company, partnership, corporation, trust, estate, association, fund, nominee or other entity.

1.12 "Securities Act" means the Securities Act of 1933, as amended.

1.13 "Services" has the meaning set forth in the Account Form.

1.14 "Term" has the meaning set forth in Section 8.

1.15 "User" means Integrator, its customers and any other person using the Services in any way.

2. API AND HOSTING

2.1 API. The API will provide access to various Services, which may be selectively used at Integrator's option pursuant to Prime Trust policies in effect at the time of each desired use.

2.2 Hosting & Management. At all times, the Services shall be hosted, managed and maintained by Prime Trust and our appointed third-party service providers. Our Services are accessible via our API and not by any separate and distinct software installation. Prime Trust provides Services to numerous other customers, including other integrators. The Services that Prime Trust provides are always evolving and the form and nature of the Services that we provide may change from time to time without prior notice to you. Prime Trust may update, modify, change or otherwise alter the hosting location(s) and/or methodology, as well as any or all features, functionality, user interface(s), business logic, policies, procedures, and/or the API, widgets or dashboards from time to time in its sole discretion and without prior notice. In addition, Prime Trust may stop (permanently or temporarily) providing the Services (or any specific component(s) or feature(s) of the Services to you or Users generally without prior notice.

3. SERVICES

3.1 Access. Prime Trust will make the Services available to Integrator and Users subject to and in accordance with this Agreement. Integrator acknowledges that some of the Services, even though a la carte in the system, may be interdependent and not available except and unless combined with other Services. Prime Trust will add TERN as a supported token. The expected timeline for TERN support is Q3 2020, but may be subject to change based upon Prime Trust 3rd party engineering partner timeline, roadmap and/or constraints (no cost to the integrator unless integrator requests an expedited timeline in which case engineering fees will be quoted by Prime Trust for such work scope).

3.2 API Restrictions. Integrator will not directly itself, and will not permit or authorize third parties, including Integrator's Users, employees, agents, or officers to: (a) rent, lease, sublet, resell, convert, license, exploit, use, modify, or otherwise permit unauthorized third parties to access or use any aspect of the API; (b) reverse engineer, reverse assemble or otherwise attempt to discover the source code for the API; (c) circumvent or disable any security or other technological features or measures of the API; (d) alter, modify, convert or attempt to, modify, convert or otherwise manipulate the API, software or code; or (e) clone or otherwise copy, replicate or duplicate in any fashion any part of the API design, workflow, features or methodology, all of which Integrator acknowledges are proprietary intellectual property wholly owned by Prime Trust. Integrator shall supervise the use of the Service and API by its Users and immediately notify Prime Trust of any breach of this Agreement.

3.3 Reporting. Prime Trust shall provide Integrator with access to regular updates via both browser-based control panel(s) and the WebHooks functionality of the API, which enables Integrator to get on-demand updates both for its own purposes and so it can create reports and alert systems for Users.

3.4 Prime Trust Duties. Prime Trust warrants that it will operate its business in compliance with all applicable federal and state laws, rules and regulations, including the rules and regulations of applicable regulators as well as applicable global data protection laws. Prime Trust will at all times manage the API and all related engineering functions, including application maintenance, upgrades, hosting and modifications. Prime Trust will provide the API and the Services availability on an ongoing basis, for the Compensation, defined below, which the parties agree is fair and equitable consideration; including technology, upgrades, operating systems, databases and backups, SSL certificates, third-party service integrations, and related technology licenses.

3.5 Integrator Obligations. Integrator warrants that it will operate its business in compliance with all applicable federal and state laws, rules and regulations, including the rules and regulations of any self-regulatory organization of which it is a member (if any).

3.6 Ethics; Reputation. Integrator will use the Services in compliance with all applicable laws and regulations, and refrain from any unethical conduct or any other conduct, use or misuse that may damage the reputation of Prime Trust.

3.7 Content, Use and Protection Unauthorized Use. Prime Trust and Integrator each reserve the right to suspend or terminate any User from using the Service for any major violation of the terms or intent of this Agreement. For example, Integrator is prohibited from using the API (and related Services) in any unlawful or unethical manner, or in any manner that interferes with, disrupts, or disables the API or the networks or services on which the API operates, or that is in any way a violation of our Terms of Use of any federal or state laws, rules or regulations. Integrator is solely responsible for the content of its postings, data and transmissions using the API, and any other use of the API by Integrator. Integrator will use its reasonable best efforts to prevent any unauthorized use of the API and immediately notify Prime Trust in writing of any unauthorized use that comes to Integrator's attention. Integrator will take all possible steps reasonably necessary to terminate the unauthorized use.

3.8 Terms of Use, Privacy Policy. Except as set forth in this Agreement, the Services shall be subject to the most current, then in effect, Terms of Use, Privacy Policy and other policies and procedures as available via links at the bottom of the www.primetrust.com website, which are hereby incorporated by reference and may be updated from time to time without prior notice or liability. In the event of any conflict between any terms or provisions of the website Terms of Use or Privacy Policy and the terms and provisions of this Agreement, the applicable terms and provisions of this Agreement shall control.

3.9 Funds Hold & Clearance Policy. Integrator acknowledges and agrees that the receipt and clearance of funds in any account created via API's is subject to Prime Trust's then-in-effect funds clearance policies. Exceptions to the policy, if and when made, do not constitute a change to the general policy nor a permanent exception for any account so affected.

3.10 Regulatory Compliance. Each party will cooperate with and provide reasonable assistance to the other party in connection satisfying or complying with any applicable regulatory requirements or requests, including, without limitation, providing any documentation or information reasonably available to such Party as necessary for the other party to comply with any audit or investigation by a governmental or self- regulatory organization. Furthermore, Prime Trust may without prior notice modify, add, or discontinue any portion or all features, access to and/or use of the Services to comply with legal or regulatory laws, rules, interpretations and/or directives.

3.11 Ownership. During the term of this Agreement, Integrator and Users are granted a non-exclusive, non-transferable, limited, revocable and non-sublicensable (except as expressly permitted herein) license to the API and Services. Except for the rights expressly granted in this Agreement, nothing shall be construed or shall grant, convey, transfer, assign, or imply the conveyance of rights, claims, ownership or other claim to any right or title to the technology, software, business processes or intellectual property of Prime Trust. Integrator will not acquire any right, title, or interest in or to the API, software, technology, business processes, copyrights, trademarks, or intellectual property of Prime Trust by reason of: (a) the execution and delivery of this Agreement, (b) the disclosure of any information with respect to the API by Prime Trust to Integrator either pursuant to this Agreement or prior or subsequent to execution hereof, (c) Integrator's discovery of confidential information in the course of the commercial relationship contemplated by this Agreement, or (d) any licensed or unlicensed use of Prime Trust's proprietary information, software, the API, brand, or intellectual property and/or the creation or evolution of any derivative or new intellectual property, software, information, arising from the use or misuse of the Services. Rather, Prime Trust retains sole and exclusive ownership of all intellectual property and proprietary rights with respect to the API and Services, as well as business processes, including the sole and exclusive ownership to any improvements and derivative works of the API developed by Integrator or any other person.

4. FEES

4.1 Fees, Compensation. In consideration of entering into this Agreement, Integrator will pay to Prime Trust the fees set forth in this Agreement (the "Compensation"). Setup fees are non-refundable and due upon signing this Agreement in consideration for our acceptance of this Agreement and not contingent upon any successful launch, integration or other future event. Prime Trust will further charge fees to Integrator for various Services in accordance with our then-current fee schedule, as found via links at the bottom of www.primetrust.com. In the event the initial setup fee is not paid within ten (10) days of execution of this Agreement, this Agreement shall at Prime Trust's election be null and void. Integrator authorizes Prime Trust to electronically debit Integrator's account to collect Compensation due under this Agreement.

4.2 Taxes. Each party to this Agreement shall be solely responsible for their own federal and state taxes, and will pay their own taxes, duties, withholding taxes, and other governmental and/or regulatory association charges (collectively, the "Taxes") resulting from or pursuant to its performance under this Agreement and as they apply to its respective business.

4.3 Late Charges. Any amount not paid by Integrator when due will be subject to finance charges equal to one and one-half percent (1.5%) per month or the highest rate permitted by applicable law, whichever is greater, determined and compounded daily from the date due until the date paid. Integrator will also reimburse all reasonable costs and expenses (including, but not limited to, reasonable attorneys' fees) incurred by Prime Trust to collect any amounts not paid when due. Prime Trust may, at any time, in its sole and absolute discretion, suspend access to or availability of the Services when payment is late.

5. MUTUAL WARRANTIES

5.1 Mutual Warranties. Each party to this Agreement represents and warrants to the other that it has the right and authority to enter into this Agreement and to perform all of its respective obligations and undertakings. Each party further represents and warrants that: (a) this Agreement has been duly executed and delivered and constitutes a valid and binding agreement enforceable against such party in accordance with its terms; (b) no authorization or approval from any other person is required in connection with such party's execution, delivery, or performance of this Agreement; and (c) the execution, delivery, and performance of this Agreement does not violate the terms or conditions of any other agreement to which it is a party or by which it is otherwise bound.

5.2 Warranties by Integrator. (a) Integrator Materials. Integrator hereby represents and warrants that the Integrator Materials comply with all applicable laws, and will not infringe the copyright, trade secret, privacy, publicity, or other rights of any third party. Integrator hereby indemnifies and holds Prime Trust harmless for any and all violations or breaches of this Section 5.2. Integrator acknowledges that it is sharing its Integrator Materials on a reasonably necessary basis with Prime Trust in order for us to provide the Services and perform under this Agreement. (b) Breach of Warranties. In the event of any material breach of any of Integrator's responsibilities or warranties, in addition to any other remedies available at law or in equity, Prime Trust will have the right to, in Prime Trust's sole and reasonable discretion, suspend any related API features and/or Services if deemed necessary by Prime Trust to prevent or eliminate difficulties in the operation of Services or harm to Prime Trust's reputation, or to prevent potential litigation or other controversies.

5.3 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMISSIBLE BY APPLICABLE LAW, PRIME TRUST MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WHETHER EXPRESS, IMPLIED (EITHER IN FACT OR BY OPERATION OF LAW), OR STATUTORILY. PRIME TRUST EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, QUALITY, ACCURACY, TITLE, AND NON-INFRINGEMENT. PRIME TRUST DOES NOT WARRANT AGAINST INTERFERENCE WITH THE USE OF THE SERVICES OR SOFTWARE OR AGAINST INFRINGEMENT. PRIME TRUST DOES NOT WARRANT THAT THE SERVICES OR SOFTWARE ARE ERROR-FREE OR THAT OPERATION OF THE API OR THE SERVICE WILL BE SECURE OR UNINTERRUPTED. PRIME TRUST EXPRESSLY DISCLAIMS ANY AND ALL LIABILITY

ARISING OUT OF THE FLOW OF DATA AND DELAYS ON THE INTERNET. INTEGRATOR WILL NOT HAVE THE RIGHT TO MAKE OR PASS ON ANY REPRESENTATION OR WARRANTY ON BEHALF OF PRIME TRUST TO ANY THIRD PARTY. INTEGRATOR'S ACCESS TO AND USE OF THE SERVICES OR ANY API ARE AT YOUR OWN RISK. INTEGRATOR UNDERSTANDS AND AGREES THAT THE SERVICES ARE PROVIDED TO IT ON AN "AS IS" AND "AS AVAILABLE" BASIS. PRIME TRUST WILL NOT BE LIABLE TO INTEGRATOR FOR ANY DAMAGES RESULTING FROM INTEGRATOR'S RELIANCE ON OR USE OF THE SERVICES.

6. LIMITATION OF LIABILITY:

6.1 Disclaimer of Consequential Damages. BOTH PARTIES HEREBY ACKNOWLEDGE AND AGREE, NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NEITHER PARTY WILL, UNDER ANY CIRCUMSTANCES, BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, OR EXEMPLARY DAMAGES ARISING OUT OF OR RELATED TO THE TRANSACTION CONTEMPLATED UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO, LOST PROFITS OR LOSS OF BUSINESS.

6.2 Cap on Liability. INTEGRATOR HEREBY ACKNOWLEDGES AND AGREES UNDER NO CIRCUMSTANCES WILL PRIME TRUST'S TOTAL LIABILITY OF ALL KINDS ARISING OUT OF OR RELATED TO THIS AGREEMENT (INCLUDING BUT NOT LIMITED TO WARRANTY CLAIMS), REGARDLESS OF THE FORM AND REGARDLESS OF WHETHER ANY ACTION OR CLAIM IS BASED ON CONTRACT, TORT, OR OTHERWISE, EXCEED THE TOTAL AMOUNT OF FEES PAID, IF ANY, BY INTEGRATOR TO PRIME TRUST UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTH PERIOD PRIOR TO THE OCCURRENCE OF THE EVENT GIVING RISE TO SUCH LIABILITY.

6.3 General Indemnification. Integrator hereby agrees to indemnify, protect, defend and hold harmless Prime Trust and its officers, directors, members, shareholders, employees, agents, Integrators, vendors, successors and assigns from and against any and all third party claims, demands, obligations, losses, liabilities, damages, regulatory investigations, recoveries and deficiencies (including interest, penalties and reasonable attorneys' fees, costs and expenses), which Prime Trust may suffer as a result of: (a) any breach of or material inaccuracy in the representations and warranties, or breach, non-fulfillment or default in the performance of any of the conditions, covenants and agreements, of Integrator contained in this Agreement or in any certificate or document delivered by Integrator or its agents pursuant to any of the provisions of this Agreement, or (b) any obligation which is expressly the responsibility of Integrator under this Agreement, or (c) any other reasonable cost, claim or liability arising out of or relating to operation or use of the license granted hereunder, if applicable, or, (d) any breach, tort, civil or criminal action(s) or regulatory investigation(s) arising from Integrator's failure to comply with any laws or regulations, or arising out of any material misrepresentations, misstatements or omissions of material fact in the issuers' offering memoranda, general solicitation, advertisements, customer or investor agreements, terms of use, and/or other offering documents.. Integrator is required to defend Prime Trust, including the payment of all reasonable attorney's fees, costs and expenses, upon commencement of any regulatory investigation arising or relating to Integrator's business operations and/or items 6.3(a) through (d) above. Any amount due under the aforesaid indemnity will be due and payable by Integrator within thirty (30) days after demand thereof.

7. MUTUAL CONFIDENTIALITY OF INFORMATION

7.1 Definition of Confidential Information. As used herein, the "Confidential Information" means all confidential and proprietary information of a party disclosed ("Disclosing Party") to the other party ("Receiving Party"), whether orally or in writing, that is designated as confidential or that reasonably should be understood to be confidential given the nature of the information and the circumstances of disclosure, including the terms and conditions of this Agreement (including pricing and other terms reflected in all Account forms hereunder), data, business and marketing plans, technology and technical information, product designs, designs, and business processes. Confidential Information shall not include any information that: (i) is or becomes generally known to the public without breach of any obligation owed to Disclosing Party; (ii) was known to Receiving Party

prior to its disclosure by Disclosing Party without breach of any obligation owed toe Disclosing Party; (iii) was independently developed by Receiving Party without breach of any obligation owed to Disclosing Party; or (iv) is received from a third party without breach of any obligation owed to Disclosing Party. All intellectual property, work product, software, code, and other proprietary information or work product of both parties to this Agreement is expressly agreed to be Confidential Information.

7.2 **Confidentiality.** Receiving Party shall not disclose, use, transmit, or otherwise disseminate, sell or transfer any of the Confidential Information of Disclosing Party for any purpose outside the scope of this Agreement, except with Disclosing Party's prior written permission.

7.3 **Protection.** Each party agrees to protect the confidentiality of the Confidential Information of the other party in the same manner that it protects the confidentiality of its own proprietary and confidential information of like kind, but in no event using less than reasonable care.

7.4 **Remedies.** If Receiving Party discloses or uses or threatens to disclose or use any of the Confidential Information of Disclosing Party in breach of the terms hereunder, Disclosing Party shall have the right, in addition to any other remedies available in law and equity, to seek injunctive relief to enjoin such act, it being specifically acknowledged by the parties that any other available remedies are inadequate.

8. TERM AND TERMINATION

8.1 **Term.** Subject to prior termination pursuant to Section 8.2, this Agreement shall become effective on the Effective Date and shall continue for a period of two (2) years (the "Initial Term"). As used herein, "Term" shall mean the Initial Term plus any applicable Renewal Term. Upon expiration of the Term the Agreement shall renew automatically for an additional term of equal length (the "Renewal Term"), unless thirty (30) days' notice of non-renewal is given prior to the expiration of the Term.

8.2 **Termination.** Either party may terminate this Agreement upon thirty (30) days written notice. Notwithstanding the foregoing or anything to the contrary herein, Prime Trust shall have the right to immediately terminate this Agreement without notice or liability in the event that Prime Trust becomes aware or believes that the API and/or Services are being used for or intended to be used for any illegal conduct or purposes.

8.3 **Effect of Termination.** Upon expiration or termination as provided in Section 8.2 of this Agreement, (a) Integrator will cease using the API and all associated Services and Prime Trust will be relieved from any further obligation to provide the Services; (b) each party will retain all rights and claims arising hereunder prior to the effective date of any expiration or termination; (c) the rights and obligations of the parties under Sections 3, 5, 6, 7, 8, and 9 will survive an expiration or termination, and (d) Prime Trust will continue to hold data and maintain records as required by banking, trust or securities regulations.

9. MISCELLANEOUS

9.1 **Notices.** All notices permitted or required by this Agreement will be via email and will be deemed to have been delivered and received upon sending via any nationally recognized and trusted SMTP delivery service. Notices shall be delivered to the addresses on record which, if to Prime Trust shall be to info@PrimeTrust.com and if to Integrator shall be to the email address on file.

9.2 **No Implied License.** Except as expressly provided in this Agreement, this Agreement is not intended and will not be construed to confer upon either party any license rights to any patent, trademark, copyright, or other intellectual property (collectively, "IP") rights of either party hereto or any other rights of any kind not specifically conferred in this Agreement. All right, title, and interest in and to the IP are and will remain the

exclusive property of Prime Trust. All right, title, and interest in and to the Services are and will remain the exclusive property of Prime Trust.

9.3 **Severability.** If any provision of this Agreement is for any reason found to be ineffective, unenforceable, or illegal by any court having jurisdiction, such condition will not affect the validity or enforceability of any of the remaining portions hereof.

9.4 **Independent Contractors.** Performance by the parties under this Agreement will be as independent contractors. This Agreement is not intended and shall not be construed as creating a joint venture or partnership, or as causing either party to be treated as the agent of the other party for any purpose or in any sense whatsoever or to create any fiduciary duty or relationship or any other obligations other than those expressly imposed by this Agreement.

9.5 **Limited License of Trademarks.** During the term of this Agreement, Integrator and Prime Trust each has the option to generally use the other's name, logo and trademarks on its website and other marketing materials so long as such use is not construed in any way to imply that any Offering, transaction or your business model is endorsed, recommended, or vetted by the other or that the using party is authorized to act as an agent or a representative of the other. Notwithstanding anything to the contrary herein, neither Prime Trust nor Integrator will make or publish any representations, warranties, or guarantees on behalf of the other concerning the other whatsoever.

9.6 **No Underwriting.** Integrator agrees without reservation that Prime Trust is NOT participating in or acting as an underwriter or broker of any securities or other type of Offering or transaction.

9.7 **No Legal, Tax or Accounting Advice.** Integrator agrees without reservation that Prime Trust is NOT providing any legal, tax or accounting advice in any way, nor on any matter, regardless of the tone or content of any communication (oral, written or otherwise). Integrator unconditionally agrees to rely solely on its legal, tax and accounting professionals for any such advice and on all matters.

9.8 **No Investment Advice, Underwriting or Recommendations.** Integrator agrees that Prime Trust does NOT ever provide any investment advice, nor do we make any recommendations to any issuer of, or Investor in, any Offering. Prime Trust does not provide any brokerage, underwriting or other advice in the structuring of any Offering. Integrator agrees that any communications from Prime Trust, whether written, oral or otherwise, regardless of content, will never be interpreted or relied upon as investment advice or securities recommendations; Integrator agrees that it will only rely on the advice of its attorneys, accountants and other professional advisors, including any registered broker-dealers acting as an underwriter of an Offering, if any.

9.9 **Electronic Signature and Communications Notice and Consent.** Each of Integrator and Prime Trust hereby agree that all current and future notices, confirmations and other communications regarding this Agreement specifically, and future communications in general between the parties, may be made by email, sent to the email address of record, without necessity of confirmation of receipt, delivery or reading, and such form of electronic communication is sufficient for all matters regarding the relationship between the parties. If any such electronically-sent communication fails to be received for any reason, including but not limited to such communications being diverted to the recipients' spam filters by the recipients email service provider, or due to a recipients' change of address, or due to technology issues by the recipients' service provider, the parties agree that the burden of such failure to receive is on the recipient and not the sender, and that the sender is under no obligation to resend communications via any other means, including but not limited to postal service or overnight courier, and that such communications shall for all purposes, including legal and regulatory, be deemed to have been delivered and received. No physical, paper documents will be sent to Integrator, and if Integrator desire physical documents then it agrees to be satisfied by directly and personally printing, at Integrator's own expense, either the electronically-sent communication(s) or the electronically available

communications by logging onto Integrator's Account at www.primetrust.com and then maintaining such physical records in any manner or form that Integrator desire.

9.10 Assignment. No party may transfer or assign its rights and obligations under this Agreement without the prior written consent of the other parties. Notwithstanding the foregoing, without the consent of the other parties, any party may transfer or assign its rights and obligations hereunder in whole or in part (a) pursuant to any merger, consolidation or otherwise by operation of law, or (b) to the successors and assigns of all or substantially all of the assets of such assigning party, provided such entity shall be bound by the terms hereof. This Agreement will be binding upon and will inure to the benefit of the proper successors and assigns.

9.11 Binding Arbitration, Applicable Law and Venue, Attorneys Fees. This Agreement is governed by, and will be interpreted and enforced in accordance with the laws of the State of Nevada without regard to principles of conflict of laws. Any claim or dispute arising under this Agreement may only be brought in arbitration, with venue in Clark County, Nevada. If with Prime Trust then such action will be pursuant to the rules of the American Arbitration Association. Integrator and Prime Trust each consent to this method of dispute resolution, as well as jurisdiction, and consent to this being a convenient forum for any such claim or dispute and waives any right it may have to object to either the method or jurisdiction for such claim or dispute. In the event of any dispute among the parties, the prevailing party shall be entitled to recover damages plus reasonable costs and attorney's fees and the decision of the arbitrator shall be final, binding and enforceable in any court. Notwithstanding anything hereunder and/or whatever provided by the applicable laws, regulations and/or arbitration rules, both parties expressly agree and confirm to exclude any confidentiality obligations on either party during and/or in relation to the arbitration proceedings mentioned hereunder.

9.12 Counterparts; Facsimile; Email; Signatures. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which, taken together, will constitute one and the same instrument, binding on each signatory thereto. This Agreement may be executed by signatures, electronically or otherwise, delivered by facsimile or email, and a copy hereof that is properly executed and delivered by a party will be binding upon that party to the same extent as an original executed version hereof.

9.13 Force Majeure. No party will be liable for any default or delay in performance of any of its obligations under this Agreement if such default or delay is caused, directly or indirectly, by fire, flood, earthquake or other acts of God; labor disputes, strikes or lockouts; wars, rebellions or revolutions; riots or civil disorder; accidents or unavoidable casualties; interruptions in transportation or communications facilities or delays in transit or communication; supply shortages or the failure of any person to perform any commitment to such party related to this Agreement; or any other cause, whether similar or dissimilar to those expressly enumerated in this Section 9.14, beyond such party's reasonable control.

9.14 Interpretation. Each party to this Agreement has been represented by or had adequate time to obtain the advice and input of independent legal counsel with respect to this Agreement and has contributed equally to the drafting of this Agreement. Therefore, this Agreement shall not be construed against either party as the drafting party. All pronouns and any variation thereof will be deemed to refer to the masculine and feminine, and to the singular or plural as the identity of the person or persons may require for proper interpretation of this Agreement. And it is the express will of all parties that this Agreement is written in English and uses the font styles and sizes contained herein.

9.15 Captions. The section headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

9.16 Beneficiaries. There are no third-party beneficiaries to this Agreement.

9.17 Entire Agreement; Amendments. This Agreement sets forth the entire understanding of the parties concerning the subject matter hereof, and supersedes all prior or contemporaneous communications, representations or agreements between the parties, whether oral or written, regarding the subject matter of this Agreement, and may not be modified or amended, except by a written instrument executed after the effective date of this Agreement by the party sought to be charged by the amendment or modification.

9.18 Services Not Exclusive. Nothing in this Agreement shall limit or restrict Prime Trust from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

9.19 Invalidity. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

10. Substitute Form W-9, Taxpayer Identification Number Certification, Backup Withholding Statement: Section 6109 of the Internal Revenue Code requires us to provide you with our Taxpayer Identification Numbers (TIN).

Company Name: Prime Trust, LLC
Attention: Chief Financial Officer
Address: 330 S. Rampart Blvd., Suite 260, Summerlin, NV 89145
Tax ID Number (EIN): 81-2236823
[X] We are exempt from backup withholding.

Under penalties of perjury, Prime Trust hereby certifies that the number shown above is our correct taxpayer identification number, that we are not subject to backup withholding, and that we are a U.S. person.